FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Union Street Trust II

Series Number	4
Fund	Fidelity Municipal Money Market Fund
Trade Date	March 26, 2009
Settle Date	April 2, 2009
Security Name	OR LOTTERY 09C 2% 4/1/10
CUSIP	68607VUV5
Price	101.399
Transaction Value	$12,248,999.20
Security Name	OR ST ADMIN LOT 2% 04/01/10
CUSIP	68607VTL9
Price	101.399
Transaction Value	$13,278,199.05
Aggregate Offering Value	$183,305,000
% of Offering	13.73%
Underwriters Purchased From	Goldman, Sachs & Co. Citigroup Global Markets Inc.
Underwriting Members: (1)	Goldman, Sachs & Co.
Underwriting Members: (2)	Citigroup Global Markets Inc.
Underwriting Members: (3)	Fidelity Capital Markets Services
Underwriting Members: (4)	Banc of America Securities LLC
Underwriting Members: (5)	Merrill Lynch Pierce, Fenner & Smith Incorporated
Underwriting Members: (6)	Morgan Stanley & Co. Incorporated
Underwriting Members: (7)	Samual A. Ramirez & Company, Inc.